EXHIBIT 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Radware Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Radware Ltd. Key Employee Share Incentive Plan (1997)	Equity	ordinary shares, par value NIS 0.05 per share	Other	1,600,000	$18.8	$30,080,000	$0.00014760	$4,439.81
Total Offering Amounts				1,600,000		$30,080,000		$4,439.81
Total Fee Offsets								None
Net Fee Due								$4,439.81

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional ordinary shares that become issuable under the Radware Ltd. Key Employee Share Incentive Plan (1997), as amended and restated (the “Plan”), to prevent dilution resulting from any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of outstanding ordinary shares.

(2)
Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $18.8 per share, which represents the average of the high ($18.93) and low ($18.67) prices of the ordinary shares as reported on the Nasdaq on March 27, 2024, which is a date within five business days prior to the filing of this Registration Statement.